Exhibit 99.2

Exercise of Voting Rights Form
To Aioi Insurance Co., Ltd.
Number of Voting Rights
                              Voting Rights
I hereby exercise my voting rights as indicated in the chart located on the upper right hand corner of this Exercise of Voting Rights Form (Approval or Disapproval shall be indicated by circling the appropriate response) in relation to each proposal to be voted on the Extraordinary Meeting of Shareholders of Aioi Insurance Co., Ltd. to be held on December 22, 2009.
In the case of a continued or an adjourned session of the Meeting, I also exercise my voting rights as mentioned above.

If neither “Approval” nor “Disapproval” to a Proposal is indicated, your vote shall be considered a vote approving the proposal.	December ___, 2009

Aioi Insurance Co., Ltd.

Proposals	Approval or Disapproval
Proposal 1	Approval	Disapproval
Proposal 2	Approval	Disapproval
Proposal 3	Approval	Disapproval

Number of Voting Rights                                   voting rights
Number of Shares Held on the Record Date                      shares
One voting right is attached to each unit share.
Notes:
1.	We request that attendees return their Exercise of Voting Rights Forms to the reception desk on the day of the meeting.

2.	If you are unable to attend the meeting, you may exercise your voting rights in either of the two ways described below.

[Exercising voting rights in writing]
•	Please indicate your approval or disapproval of the respective items for resolution and return the Exercise of Voting Rights Form so that it will reach us by December 21, 2009.
[Exercising voting rights via the Internet] http://www.evote.jp/
•	Please access the above site from a personal computer or cellular phone (i-mode, EZweb or Yahoo!-Keitai).

•	Use the “Login ID” and “Provisional Password” shown below to enter the site, and input your approval or disapproval votes by following the instructions on the voting screen by 5:00 pm on December 21, 2009.
3.	Please also read the reverse side of this form carefully.
Login ID:

Provisional Password:	Shareholder Number
Aioi Insurance Co., Ltd.